Exhibit 99.1

             Moldflow Corporation Appoints Grant Thornton as Its Independent Registered Public Accounting Firm

    FRAMINGHAM, Mass.--(BUSINESS WIRE)--March 10, 2006--Moldflow Corporation (NASDAQ: MFLO) announced today that it has engaged Grant Thornton LLP as its independent registered public accounting firm to perform Moldflow's annual financial audit for fiscal year 2006 and customary review of quarterly financial statements that will be filed during the remainder of the fiscal year. This appointment is effective immediately.
    Christopher Gorgone, Moldflow's chief financial officer and executive vice president of finance, noted, "Moldflow has had a productive relationship with PricewaterhouseCoopers over many years and we thank them for their professionalism and hard work. The decision to engage Grant Thornton was not the result of any disagreement with PricewaterhouseCoopers on matters of accounting principles or practices, financial statement disclosures, or auditing scope or procedures. After a review of our current and future needs, we believe that Grant Thornton will provide a better fit for Moldflow and we look forward to working with them during the rest of our fiscal year and into the future."

    About Moldflow Corporation

    Moldflow (NASDAQ: MFLO) is the leading global provider of design through manufacturing solutions for the plastics injection molding industry. Moldflow's products and services allow companies to address part and mold design issues at the earliest stage and maximize productivity and profitability on the manufacturing floor. Visit www.moldflow.com for more information.

    Note to editors: Moldflow is a registered trademark of Moldflow Corporation or its subsidiaries worldwide. All other trademarks are properties of their respective holders.



    CONTACT: Moldflow Corporation
             Dawn Soucier, 508-358-5848 x234
             dawn_soucier@moldflow.com